Exhibit 4.13

English Summary of Commitment

Company: BluePhoenix Solutions Ltd.
Lender: Bank Ha’Poalim Ltd.
Dated: December 22, 2004, as amended July 1, 2007 and August 15, 2007

As the Company received or will receive a line of credit from the Lender, the Company commits that as long as there are debts or liabilities to the Lender, the following will apply:

1.	The Company will not pledge any assets and will not sell or transfer any of its assets without the prior consent of the Lender.

2.	Any change in control of the Company requires the written consent of the Lender.

3.	The Company will maintain the following financial ratios: total equity will not be less than $50 million and will not be less than 40% of total assets; and EBIDTA for each last four sequential quarters will not be less than $5 million.

4.	Financial reports: audited annual financial statements as of December 31st of each year will be delivered to the Lender by June 30th the following year. Quarterly financial statements will be delivered within 60 days from the end of the quarter.

5.	Any breach of the covenants may result in the Lender’s demand to repay all loans and to realize any collateral.

6.	These covenants are unconditional and irrevocable and the Company can not cancel or change them without the prior written consent of the Lender.

English Summary of Loan Repayment Promissory Note

Borrower:		BluePhoenix Solutions Ltd.
Lender:		Bank Ha'Poalim Ltd.
Loan amount:		$3 million
Grant date:		September 25, 2008
1.	Liability	$3 million
2.	Purpose of loan	For legal purposes of the Borrower
3.	Due date	September 25, 2011
4.	Interest rate	Libor + 3.50%
	Interest payment terms	Quarterly interest payments
5.	Loan and interest schedule	Will be sent to the Borrower
6.	Arrears and additional interest	Delayed payment will result in a charge of interest in
arrears according to the applicable rate of the Lender
at the time of the event
7.	Payment terms/tax/business days	All payments will be paid in the Borrower's branch
unless Borrower is notified otherwise by the Lender.
All payments will be free of any taxes. If payment is
due on a non-business day, the payment date will be
postponed to the following day. If postponing the
payment falls into a new interest rate, the interest
rate immediately prior to the postponement will apply.
8.	Early repayment	The Borrower may repay the loan subject to the Lender's
consent. The Borrower will pay all fees with regard to
early repayment.
9.	Collateral	At the request of the Lender, the Borrower will provide
collateral.

10.	Immediate repayment	The Lender may demand immediate repayment of the loan
if:
– there is a change in control of the Borrower
– there is a change in the legal structure of the
Borrower due to merger, a change in core business,
or appointment of a receiver for the assets of the
Borrower
– the Borrower fails to meet the loan's terms
– bankruptcy of the Borrower
– insolvency of the Borrower's clients
– the Borrower fails to meet covenants set by
the Lender
– breach of any liability of the Borrower to the
Lender arising from any other document or agreement
with the Lender
– Borrower fails to provide timely financial
statements
11.	Rights of the Lender	The Lender has a right to offset the loan from the
assets of each of the Borrower's accounts if the
Borrower fails to meet the loan's terms
12.	Nature of collateral	Bank may release the collateral at its own discretion
13.	Assignment	The Lender can assign this agreement. The Borrower may
not assign this agreement.
14.	Financial statements	The Borrower will prepare financial statements and the
Lender has the right to review the Borrower's books
15.	Notification	The Borrower will notify the Lender of any objection to
the bank statements of the Lender and should inform
Borrower immediately of any of the event described in
paragraph 10.
16.	Mandatory terms	Paragraphs 3, 4, 5, 6, 7, 9, 10, 11, 14, 15, 19 and 24
17.	Fees	All fees and expenses related to this agreement will be
paid by the Borrower
18.	Reimbursement	The Borrower will reimburse the Lender for any losses
caused by delay in payments
19.	Borrower responsibility	N.A.
20.	Definitions	General section
21.	Revealing information	The Lender may reveal any information of the Borrower
to certain parties such as the The Bank of Israel and
other certified authorities, or any assigned party.
22.	Notices	Any registered mail sent by the Lender will be
considered accepted after 72 hours from sending.
23.	Jurisdiction	Israel
24.	Line of credit fees	0.005%
25.	N.A.
26.	N.A.
27.	N.A.
28.	N.A.
29.	Fees and expenses	According to this agreement unless agreed otherwise in
writing.
30.	Special terms	None.